January 2012 Pricing Sheet dated February 2, 2012 relating to Preliminary Terms No. 4 dated January 30, 2012 Registration Statement No. 333-177923 Filed pursuant to Rule 433

Structured Investments

Opportunities in International Equities

Jump Securities Based on the Performance of the iShares® MSCI Emerging Markets Index Fund due November 5, 2012

PRICING TERMS – FEBRUARY 2, 2012
Issuer:	JPMorgan Chase & Co.
ETF Shares:	Shares of the iShares® MSCI Emerging Markets Index Fund
Reference Index:	MSCI Emerging Markets Index
Aggregate principal amount:	$4,340,000
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below)
Pricing date:	February 2, 2012
Original issue date:	February 7, 2012 (3 business days after the pricing date)
Maturity date:	November 5, 2012, subject to adjustment for certain market disruption events and as described under “Description of Securities — Payment at Maturity” in the accompanying product supplement no. MS-5-I
Payment at maturity:	▪ If the final share price is greater than the initial share price, you will receive at maturity a cash payment per $10 stated principal amount security equal to:
$10 + upside payment
▪ If the final share price is less than or equal to the initial share price, for each $10 stated principal amount security,
$10 × share performance factor
This amount will be less than or equal to the stated principal amount of $10 per security and could be zero. There is no minimum payment at maturity.
Upside payment:	$1.45 per security (14.50% of the stated principal amount)
Share performance factor:	final share price / initial share price
Initial share price:	$43.16, which is the closing price of one ETF Share on the pricing date, divided by the adjustment factor
Final share price:	The closing price of one ETF Share on the valuation date
Valuation date:	October 31, 2012, subject to adjustment for non-trading days or certain market disruption events and as described under “Description of Securities — Postponement of a Determination Date” in the accompanying product supplement no. MS-5-I
Adjustment factor:	Set equal to 1.0 on the pricing date, subject to adjustment under certain circumstances. See “General Terms of Securities – Anti-Dilution Adjustments” in the accompanying product supplement no. MS-5-I.
CUSIP / ISIN:	48126B442 / US48126B4427
Listing:	The securities will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions(2)	Proceeds to issuer
Per security	$10	$0.125	$9.875
Total	$4,340,000	$54,250	$4,285,750
(1)	The price to the public includes the estimated cost of hedging our obligations under the securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds and Hedging” beginning on PS-31 of the accompanying product supplement no. MS-5-I.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., received a commission of $0.125 per $10 stated principal amount security and used all of that commission to allow selling concessions to Morgan Stanley Smith Barney LLC. See “Underwriting (Conflicts of Interest)” beginning on page PS-47 of the accompanying product supplement no. MS-5-I.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING, RELATED PRODUCT SUPPLEMENT NO. MS-5-I, UNDERLYING SUPPLEMENT NO. 1-I, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary terms no. 4 dated January 30, 2012:
http://www.sec.gov/Archives/edgar/data/19617/000089109212000507/e47097_fwp.pdf

Product supplement no. MS-5-I dated January 30, 2012:
http://www.sec.gov/Archives/edgar/data/19617/000089109212000497/e47078_424b2.pdf

Underlying supplement no. 1-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.